                                                                      EXHIBIT D3
                                                                      ----------

                              HEADS OF AGREEMENT
                              ------------------

          This Heads of Agreement (this "HOA") is entered into as of the 20th day of September, 2000 (the "Effective Date") by and between Choice Hotels International, Inc. ("Choice") and Sunburst Hospitality Corporation ("Sunburst") (collectively, the "Parties"), with respect to the following:

          WHEREAS, Sunburst is engaged in the buying, developing and operating of hotel properties;

          WHEREAS, Choice is engaged in franchising and managing hotels and in providing various services for its franchises to strengthen particular hotel brands, including the operation of a national reservation system for Choice's brands and the conducting of advertising and marketing activities on behalf of franchises of Choice's brands;

          WHEREAS, prior to October 15, 1997, Sunburst was the common parent of a consolidated group that included as one of its subsidiaries Choice;

          WHEREAS, effective October 15, 1997, Sunburst distributed all of the outstanding common stock of Choice pro rata to Sunburst's shareholders (the
                                   --- ----
"Distribution");

          WHEREAS, in connection with such Distribution, Sunburst and Choice entered into a Strategic Alliance Agreement in part to establish a relationship whereby Sunburst would develop and acquire certain hotels to be franchised by Choice and the Parties would cooperate with respect to matters of mutual interest;

          WHEREAS, on October 15, 1997, Sunburst issued to Choice a Subordinated Note due October 15, 2002 in the principal amount of $115,000,000 and containing the terms set forth therein (the "Term Note");

          WHEREAS, Choice and Sunburst entered into an Omnibus Agreement (the "First Omnibus Amendment Agreement") dated December 28, 1998, to, among other things, amend the terms of the Strategic Alliance Agreement and the Term Note, and entered into a Second Omnibus Amendment Agreement (the "Second Omnibus Amendment Agreement") dated February 29, 2000, to, among other things, further amend the Strategic Alliance Agreement and the Term Note as amended by the First Omnibus Amendment Agreement;

          WHEREAS, under the terms of the Term Note (as amended) a "Change of Control" (as defined therein) of Sunburst constitutes an Event of Default and Sunburst currently desires to enter into a merger with an entity controlled by certain Sunburst affiliates and members of Sunburst management (the "MBO") the consummation of which would constitute a Change of Control of Sunburst under the Term Note; and

          WHEREAS, in order to permit Sunburst to consummate the MBO, and in contemplation of the MBO occurring, the Parties desire to enter into the transaction set forth herein;

          NOW, THEREFORE, Choice and Sunburst agree as follows:

                                  ARTICLE ONE

                        AMENDED AND RESTATED AGREEMENTS

          1.1  Strategic Alliance Agreement.  On the Closing Date, subject to
               ----------------------------
the conditions set forth herein, the Parties shall enter into the Amended and Restated Strategic Alliance Agreement, substantially in the form attached hereto as Exhibit A.
   ---------

          1.2  Omnibus Amendment to Franchising Agreements.  On the Closing
               -------------------------------------------
Date, subject to the conditions set forth herein, the Parties shall enter into the Amended and Restated Omnibus Amendment to Franchising Agreements, substantially in the form attached hereto as Exhibit B.
                                             ---------

          1.3  Indenture.  On the Closing Date, subject to the conditions set
               ---------
forth herein, Sunburst shall enter into an indenture (the "Indenture") as contemplated by the "Description of Senior Subordinated Discount Notes" attached hereto as Exhibit C, if Notes are issued pursuant to Section 2.1.
          ---------

                                  ARTICLE TWO

                                   TERM NOTE

          2.1  Exchange.  Choice hereby agrees, subject to the satisfaction of
               --------
the conditions set forth herein, on the Closing Date, to surrender to Sunburst for cancellation the Term Note upon receipt of and in exchange for (i) the issuance by Sunburst to Choice under the Indenture of Senior Subordinated Discount Notes due 2007 (the "Notes") with an aggregate principal amount at maturity of seventy million eight hundred and thirty-one thousand dollars ($70,831,000) and representing an aggregate accreted value on the date of issuance of sixty million dollars ($60,000,000); provided, however, that, (a) in lieu of issuing the Notes, Sunburst may elect to pay to Choice on the Closing Date by wire transfer of immediately available funds an additional amount of cash in the amount of $50,000,000 or (b) Sunburst may elect to issue less than sixty million dollars ($60,000,000) accreted value of Notes and correspondingly pay an amount in cash equal to the product of (I) sixty million dollars ($60,000,000) less the accreted value of the Notes to be issued and (II) 0.8333,
(ii) the payment by Sunburst to Choice by wire transfer of immediately available
funds of an amount equal to $          million ($          ) and (iii) the
payment by Sunburst to Choice by wire transfer of immediately available funds of an amount of accrued but unpaid interest on the principal balance of the Term Note from and including June 30, 2000 and through but excluding the Closing Date.

          2.2  Registration Rights.  The Parties acknowledge that Choice
               -------------------
reserves the right to sell the Notes in whole or in part at any time prior to the maturity date for the Notes. Accordingly, if Notes are issued pursuant to
Section 2.1. Sunburst agrees to enter into a registration rights agreement on the Closing Date with terms consistent with the registration rights provisions set forth in the "Description of Senior Subordinated Notes" attached hereto as Exhibit C. Sunburst agrees to, and agrees use all commercially reasonable
---------
efforts to cause its affiliates and advisors to, take any and all actions necessary in the reasonable judgment of Choice and its advisors, in order to enable Choice to sell the Notes in one or more sales under a shelf registration under the Securities Act of 1933 or one private placement exempt from the registration requirements thereof (which may take the form of a 144A private placement with a subsequent registered exchange offer) not inconsistent with the terms of the Registration Rights Agreement but which shall include all actions of an issuer of securities in an offering under Rule 144A under the Securities Act.

          2.3  Rating of the Notes.  Sunburst shall use all commercially
               -------------------
reasonable best efforts to cause the Notes to be rated by Standard & Poor's and Moody's (or, if one of such rating agencies shall not rate the Notes, by Fitch as an alternate rating agency) prior to the Closing Date, if Notes are issued pursuant to Section 2.1. Notwithstanding the foregoing, if the Notes shall not have been rated by such two rating agencies on or prior to the Closing Date, Sunburst shall pay to Choice, as liquidated damages, the sum of nine hundred thousand dollars ($900,000) promptly.

          2.4 Sunburst's agreement to market the Notes, including obtaining a rating and any due diligence that may be required by prospective investors, is subject to reimbursement of Sunburst's time and expenses by Choice.

                                 ARTICLE THREE

                               OTHER AGREEMENTS

          3.1  Hotel Site.  On or prior to the Closing Date, Sunburst shall
               ----------
convey to Choice all title in fee simple to the parcel of land in Mount Laurel, New Jersey described on Schedule 3.1 hereto (the "Parcel"). The Parcel shall be
                        ------------
conveyed to Choice free and clear of all encumbrances, except for the encumbrances set forth on Schedule 3.1 hereto ("Permitted Encumbrances").

          3.2  Representations and Warranties.  As an inducement to enter into
               ------------------------------
this HOA, Sunburst represents and warrants to Choice as follows:

          (a) As of the Closing, Sunburst or its subsidiary will have the right, power and authority to sell and convey the Parcel to Choice and, other than this HOA, Sunburst has not entered into any agreement granting to any person any option, right of first refusal or similar right with respect to the right, title and interests in the Parcel;

          (b) (i) There is no litigation or governmental, administrative or arbitration proceedings or investigations pending or, to Sunburst's knowledge, threatened against Sunburst or its subsidiaries (solely as such affects the Parcel) or the Parcel, (ii) there are no unsatisfied judgments, arbitration awards or judicial orders against Sunburst or its subsidiaries (solely as such affects the Parcel) or the Parcel and (iii) there are no pending or, to Sunburst's knowledge, threatened complaints, charges, petitions or claims against Sunburst or its subsidiaries (solely as such affects the Parcel) or the Parcel;

          (c) Sunburst has not received any written notice from any governmental authority with respect to any actual or threatened taking of the Parcel or any portion thereof by the exercise of the right of condemnation or eminent domain;

          (d) Sunburst, to the best of its knowledge, is in material compliance with each, and is not in material violation of any, law, ordinance or governmental rule or regulation (including, without limitation, any and all applicable Environmental Laws (as hereinafter defined), and building and zoning ordinances) to which Sunburst's business (solely as it affects the Parcel) or the Parcel is subject; Sunburst has not failed to obtain any license, permit, certificate or other governmental authorization or inspection necessary to the ownership or use of the Parcel or the conduct of Sunburst's business (solely as it affects the Parcel); and Sunburst has not received any written communication that alleges that Sunburst is not in compliance with any Environmental Laws or other law, ordinance or governmental rule or regulation, it being understood that for the purposes of this Agreement, the term "Environmental Law" shall mean all applicable laws and regulations of any governmental authority applicable to the Parcel and relating to (i) pollution, (ii) the protection of employee health or
     (iii) the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products;

          (e)  Attached hereto as Exhibit D is the most recently prepared
                                  ---------
     environmental survey (Phase I or otherwise) of the Parcel (including all amendments and supplements thereto) (the "Environmental Survey"). To the best of Sunburst's knowledge, the Environmental Survey is true and accurate in all material respects as of the date hereof; and

          (f)  Attached hereto as Exhibit E is the most recently prepared survey
                                  ---------
     of the Parcel (including all amendments and supplement thereto) (the "Land Survey"). To the best of Sunburst's knowledge, the Land Survey is true and accurate in all material respects as of the date hereof.

          (g)  The information attached hereto as Exhibit F is accurate in all
                                                  ----------
     material respects and fairly reflects the transactions contemplated in the Recapitalization Agreement provided to Choice on September 20, 2000.

          (h) The description of the transactions contemplated as part of the recapitalization of Sunburst pursuant to the merger between Sunburst and Nova Finance Company LLC and the related transactions thereto provided to Choice and its advisors prior to the date hereof do not vary, in any material respect, from the description of the transactions set forth in the Recapitalization Agreement provided to Choice on September 20, 2000.

          3.3  Survival and Indemnity.  (a)  The truth, accuracy and
               ----------------------
completeness of each of the representations and warranties of Sunburst herein set forth shall constitute a condition precedent to the obligations of Sunburst and Choice, respectively, hereunder. Such representations, warranties and covenants herein set forth shall survive the Closing for the period of the applicable statute of limitations. Sunburst agrees to indemnify, defend and hold harmless Choice and any of its affiliates from any claim, damage, demand, liability, loss or cost (including costs of investigation and defense and reasonable attorneys' fees and costs) or diminution of value, whether or not involving a third party claim (collectively, "Damages"), which results from (i) any material breach of or inaccuracy in the respective representations, warranties and covenants of

Sunburst set forth above; or (ii) from any injuries to person or property that occur or arise out of the Parcel prior to Closing.

          (b) Choice agrees to indemnify, defend and hold harmless Sunburst and any of its affiliates from any Damages relating to the Parcel resulting solely from facts or circumstances occurring from and after the Closing.

                                 ARTICLE FOUR

                             CONDITIONS TO CLOSING

          4.1  Conditions to Obligations of the Parties.  The Parties'
               ----------------------------------------
obligations to execute the Amended and Restated Strategic Alliance Agreement and the Amended and Restated Omnibus Amendment to Franchising Agreements and to enter into the transactions contemplated hereby (the "New Documents") are subject to the fulfillment to the Parties' reasonable satisfaction, prior to or at the Closing, of the following conditions:

          (a)  No Government or Other Proceedings or Litigation.   There shall
               ------------------------------------------------
     be no injunction or court order restraining consummation of the transactions contemplated hereunder and there shall be no pending or threatened action or proceeding by or before a court or governmental body seeking to restrain or invalidate all or any portion of the transactions contemplated hereunder, and there shall not have been adopted any law or regulation making all or any portion of the transactions contemplated hereunder illegal.

          (b)  Governmental Approvals.  Any governmental approval required under
               ----------------------
     any law or regulation applicable to the transactions contemplated hereunder shall have been obtained.

          (c)  MBO.  All conditions to the closing of the Merger contained in
               ---
     the Recapitalization Agreement of even date herewith (other than the satisfaction of the other conditions to Closing hereunder) between Sunburst and Nova Finance Company LLC shall have been satisfied.

          4.2 Choice's obligation to execute the New Documents and to enter into the other transaction contemplated hereby is subject to the fulfillment to Choice's reasonable satisfaction, prior to or at the Closing, of the following additional conditions:

          (a) Sunburst has delivered to Choice free and clear title to the Parcel, subject only to Permitted Encumbrances.

          (b) The covenants and representations and warranties of Sunburst in this HOA shall be correct when made and on the Closing Date.

          (c) The transactions contemplated in the copy of the Recapitalization Agreement provided to Choice on September 20, 2000 shall be consummated substantially as set forth therein without material modification, waiver or amendments to the terms thereof.

                                 ARTICLE FIVE

                                    CLOSING

          5.1 The execution of the New Documents and the consummation of the other transaction contemplated hereby (the "Closing") will take place at Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, at 10:00 a.m. on a date mutually agreed upon following the satisfaction of all conditions herein (the "Closing Date").

          At the Closing the deliveries set forth in Sections 5.2 and 5.3 will be deemed to occur substantially contemporaneously.

          5.2  Sunburst shall, at the Closing, deliver to Choice:

          (a) the cash payments contemplated by Sections 2.1(ii) and (iii) and, if applicable, Section 2.1(i) by wire transfer of immediately available funds to an account specified in writing by Choice;

          (b) if Notes are to be issued pursuant to Section 2.1, the Notes as contemplated by Section 2.1(i);

          (c) if Notes are to be issued pursuant to Section 2.1, an executed copy of the Indenture;

          (d) if Notes are to be issued pursuant to Section 2.1, an executed copy of the Registration Rights Agreement;

          (e) executed copies of the Amended and Restated Strategic Alliance Agreement and the Amended and Restated Omnibus Amendment to Franchising Agreements; and

          (f)  the following documents with respect to the conveyance of the
Parcel:

             (1) A Special Warranty Deed executed by Sunburst conveying such Parcel to Choice, subject only to Permitted Encumbrances and title exceptions, along with transfer tax forms or affidavits as may be required for recordation of such Deed in the appropriate jurisdiction;

             (2) An assignment agreement executed by Sunburst assigning to Choice all of Sunburst's rights and obligations under any contracts or other intangibles relating to the Parcel, together with copies of documentation relating thereto;

             (3) A Title Policy in such form as is reasonably acceptable to Choice, the cost of which will be shared equally by Sunburst and Choice;

             (4) Such affidavits and other documents as may be reasonably requested by the title insurer to issue the Title Policy in accordance with the terms of the title commitment, as marked by Choice;

             (5) An affidavit executed by Sunburst confirming that Sunburst is not a foreign person within the purview of 26 U.S.C. (S) 1445 and the regulations issued thereunder;

             (6) Such resolutions, certificates of good standing and incumbency certificates and other evidence of authority with respect to Sunburst as may be reasonably requested by Choice or the title insurer; and

             (7) A certificate of the chief executive officer or chief financial officer of Sunburst confirming the continued accuracy as of the Closing of the representations and warranties of Sunburst set forth in Section 3.2 above.

          5.3  Choice shall, at the Closing, deliver to Sunburst:

          (a)  the Term Note marked "cancelled"; and

          (b) executed copies of the Amended and Restated Strategic Alliance Agreement and the Amended and Restated Omnibus Amendment to Franchising Agreements.

          5.4 In addition, the Parties shall deliver and execute all other documents the Parties may reasonably require.


                                  ARTICLE SIX

                            TERMINATION PROVISIONS

          6.1  This HOA will terminate upon the earliest of the following:

          (a)  Written agreement by the Parties to terminate this HOA; or

          (b) In the event of a breach of this HOA by either Party and upon written notice to the offending Party of said breach; provided, however, that
                                                      --------  -------
the notifying Party may not terminate this HOA if the offending Party has cured the breach within thirty (30) days; or

          (c) On February 28, 2001, if the Closing, as contemplated herein, has not occurred by that date.

                                 ARTICLE SEVEN

                                 MISCELLANEOUS

          7.1  Modification.  This HOA may only be amended, modified or
               ------------
supplemented in a written agreement signed by both Parties.

          7.2  Waiver.  No term or condition of this HOA shall be deemed to have
               ------
been waived, nor shall there be any estoppel against the enforcement of any provision hereof, except by written instrument of the Party charged with such waiver or estoppel.

          7.3  Governing Law.  This HOA shall be construed in accordance with
               -------------
the laws of the State of Maryland without giving effect to the principles of conflict of laws.

          7.4  Headings.  The headings of the sections of this HOA are for
               --------
convenience only and shall not affect the construction of this HOA.

          7.5  Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

               To Sunburst:

               Sunburst Hospitality Corporation
               10770 Columbia Pike
               Silver Spring, Maryland 20901
               Attention:  General Counsel

               To Choice:

               Choice Hotels International, Inc.
               10750 Columbia Pike
               Silver Spring, Maryland 20901
               Attention:  General Counsel

          7.6  Assignment.  Neither Party shall sell, assign, pledge or
               ----------
otherwise transfer its interest in this HOA or any part thereof without the prior written consent of the other Party, except to an entity succeeding to substantially all of the business and operations of such Party. The transferring Party shall remain liable for liabilities and obligations existing at the time of such transfer. Subject to the foregoing, this HOA shall bind and inure to the benefit of the Parties' respective successors and permitted assigns.

          7.7  Counterparts.  This HOA may be executed in two counterparts, each
               ------------
of which shall be deemed an original, but which together shall constitute one and the same instrument.

          7.8  No Joint Venture or Agency.  This HOA is not intended to create a
               --------------------------
joint venture, partnership or any other similar arrangement between the Parties, and neither Party shall be authorized to act as an agent of the other Party, except as expressly provided herein. Notwithstanding the foregoing, each Party shall be free to designate the other as its agent for appropriate purposes.

          7.9  Severability.  If any provision of this HOA shall to any extent
               ------------
be invalid or unenforceable, the remainder of this HOA shall not be affected thereby, and each provision shall be valid and enforceable to the fullest extent permitted by law.

          7.10  Entire Agreement.  This HOA contains the entire agreement
                ----------------
between the Parties hereto. There are no representations, inducements, promises, arrangements, agreements or undertakings, oral or written, between the Parties other than those set forth herein respecting the matters addressed in
this HOA.   In entering into this HOA, each of the Parties agrees that it did not rely on any promises, representations or agreements not expressly contained herein.

          7.11  Consent to Jurisdiction.  The Parties irrevocably submit to the
                -----------------------
exclusive jurisdiction of (a) the Courts of the State of Maryland in Montgomery County, and (b) the United States District Court for the State of Maryland for the purposes of any suit, action or other proceeding arising out of this HOA. Each party hereto hereby irrevocably designates, appoints and empowers Corporation Services Company, 1013 Centre Road, Wilmington, DE 19805 as its true and lawful agent and attorney-in-fact in its name, place and stead to receive on its behalf service of process in any action, suit or proceeding with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

          IN WITNESS THEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                         CHOICE HOTELS INTERNATIONAL, INC.

                         By:
                            ---------------------------------
                            Name:
                            Title:

                         SUNBURST HOSPITALITY CORPORATION

                         By:
                            ---------------------------------
                            Name:
                            Title:

                                                                       Exhibit A
                                                                       ---------

                                                                       Exhibit B
                                                                       ---------

                                                                       Exhibit C
                                                                       ---------

                                                                       Exhibit D
                                                                       ---------

                                                                       Exhibit E
                                                                       ---------

                                                                       Exhibit F
                                                                       ---------

                                                                    Schedule 3.1
                                                                    ------------

                                                                       EXHIBIT A
                                                                       ---------


               AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT
               -------------------------------------------------

          This Amended and Restated Strategic Alliance Agreement (this "Agreement") is entered into as of the _____ day of ______, 2000 (the "Effective Date") by and between Choice Hotels International, Inc., a Delaware Corporation formerly known as "Choice Hotels Franchising, Inc." ("Franchising"), and Sunburst Hospitality Corporation, a Delaware Corporation formerly known as "Choice Hotels International, Inc." ("Realco") (collectively, the "Parties"), and amends and restates the original Strategic Alliance Agreement (as amended by the First Omnibus Amendment Agreement and the Second Omnibus Amendment Agreement (each as defined below)).

          WHEREAS, Realco is engaged in the buying, developing and operating of hotel properties;

          WHEREAS, Franchising is engaged in franchising and managing hotels and in providing various services for its franchisees to strengthen particular hotel brands, including the operation of a national reservations system for Franchising's brands and the conducting of advertising and marketing activities on behalf of franchisees of Franchising's brands;

          WHEREAS, prior to October 15, 1997, Realco was the common parent of a consolidated group that included as one of its subsidiaries Franchising;

          WHEREAS, effective October 15, 1997, the Parties entered into a Distribution Agreement, pursuant to which Realco distributed all of the outstanding common stock of Franchising pro rata to Realco's shareholders (the "Distribution");

          WHEREAS, at the time of the Distribution, the Parties determined that it was mutually beneficial to Realco and Franchising to establish a relationship whereby Realco would develop or acquire certain hotels to be franchised by Franchising and the Parties would cooperate with respect to matters of mutual interest;

          WHEREAS, to implement the foregoing and other arrangements between the Parties, Realco and Franchising entered into that certain Strategic Alliance Agreement dated as of October 15, 1997 (the "Original Agreement");

          WHEREAS, Realco and Franchising entered into an Omnibus Amendment Agreement (the "First Omnibus Amendment Agreement") dated December 28, 1998, to, among other things, amend the terms of the Original Agreement, and entered into a Second Omnibus Amendment Agreement (the "Second Omnibus Amendment Agreement") dated February 29, 2000, to, among other things, further amend the Original Agreement as amended by the Omnibus Amendment Agreement (the Original Agreement as so amended and further amended, the "Amended Strategic Alliance Agreement"); and

          WHEREAS, Franchising and Realco desire to further amend the Amended Strategic Alliance Agreement and to restate the Amended Strategic Alliance Agreement (as so amended) in a single agreement;

          NOW, THEREFORE, Franchising and Realco agree as follows:

1.   Definitions
     -----------

     1.1 Terms defined in the Distribution Agreement shall have the same meanings when used in this Agreement.

2.   Term
     ----

     2.1 This Agreement shall go into effect on the date of the Distribution (the "Effective Date") and shall continue in force until October 15, 2002 (the "Expiration Date"), except for Section 4.2, which shall survive until October 15, 2003, and Section 7.1 of this Agreement, which shall survive so long as any franchising agreements between Realco and Franchising are in effect. This Agreement may be renewed upon the mutual consent of the Parties.

3.   Franchising of Realco Hotels; PIP Matters
     -----------------------------------------

     3.1 Until the Expiration Date, Realco shall give Franchising written notice at least fourteen days prior to executing a franchise application with a third party with respect to the franchising of a hotel or lodging property. Such written notice shall include a summary term sheet of the proposed arrangement with the third party. Franchising shall have the opportunity to present Realco with a plan to brand the hotel or lodging property with one of its brands, provided that Realco shall have no obligation to enter into an
            --------
agreement with Franchising to use any of its brands on the hotel or lodging property.

     3.2 In the event any Franchising-branded Realco hotel is sold during the term of the Agreement, the property improvement plan ("PIP") for any such hotel imposed by Franchising as a condition for relicensing will be essentially limited to items necessary to pass Franchising's Quality Assurance Review ("QAR"). Accordingly, passing hotels will be subject to a minimal or no PIP, and failing hotels will be subject to correcting only those items that caused the QAR failure.

4.   Development
     -----------

     4.1 Realco and Franchising have completed a program under which Realco has developed the twenty-one MainStay Suite Hotels listed on Appendix I attached
                                                         ----------
hereto and which are franchised by Franchising (the "MainStay Quota"). For purposes of this Section 4.1, the following shall be included in the MainStay Quota, notwithstanding Realco's transfer of such hotels prior to the Expiration
Date:

          (a) The three MainStay Suites properties transferred pursuant to the Put Call Agreement between Realco and Franchising;

          (b)  The two MainStay Suites properties identified in Appendix II
                                                                -----------
     attached hereto; and

          (c) Any MainStay Suite property sold, transferred or conveyed by Realco if such property is relicensed by the new owner or transferee as a MainStay Suites property under market terms acceptable to Franchising.

     4.2 Realco asserts that if it completes the construction of any new hotel properties on or prior to October 15, 2003, the first four (or such lesser number as are constructed) of such newly constructed hotel properties will be branded with a Franchising brand.

5.   New Product/Concept Testing
     ---------------------------

     5.1 Realco and Franchising desire to continue their relationship under which certain new products/concepts are tested for Franchising at hotels owned by Realco. The Parties agree to negotiate in good faith on a case by case basis with respect to the terms of such participation by Realco in new product/concept testing. In the event Franchising desires to test or research any new product/concept in Realco hotels, Franchising shall deliver to Realco a written description of the new product/concept and plans for its testing or research. The Parties shall then evaluate appropriate compensation for Realco to receive, which compensation shall include all direct and indirect costs associated with the project and an opportunity cost factor, such that the capital invested by Realco will receive a return on investment equivalent to Realco's incremental cost of capital.

     5.2 In the event Franchising franchises a new brand or concept, Franchising agrees that no other franchisee shall receive more favorable terms or conditions than those offered to Realco.

6.   Realco Preferred Vendor Programs
     --------------------------------

     6.1 Except as set forth in this Section 6, Realco intends to make direct purchases from third parties for products and services respecting its hotels. Notwithstanding the foregoing, Realco agrees that Franchising may negotiate with third party vendors of hotel services and products with respect to the provision of such services and products to Realco. Once an opportunity to make a purchase on behalf of Realco is identified by Franchising, Franchising will promptly consult with Realco to ensure that the economic terms and services to be provided are equal to or better than those available to Realco, and that entering into such an agreement would not be inconsistent with any then existing agreements to which Realco is a party. Realco shall then promptly advise Franchising in writing whether it grants Franchising the authority to negotiate the relevant purchase for execution by Realco.

     6.2 No agreement negotiated by Franchising on behalf of Realco shall contain a price commitment for a period greater than one year. In addition, Realco will be entitled to receive the benefits of any other provisions negotiated by Franchising on behalf of its other franchisees with such vendors.

7.   Dispute and Main Stay Brand Issues Resolution
     ---------------------------------------------

     7.1  Arbitration.  Notwithstanding anything contained in this Agreement to
          -----------
the contrary, any claim arising out of or related to this Agreement which has not been resolved by mutual agreement of the Parties after a written notice of the claim by the complaining Party to the other Party and a forty-five (45) day negotiation period in which the Parties try to resolve the claim, shall be finally settled by arbitration. Such arbitration shall be conducted in Bethesda, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, as modified or supplemented herein, or as the Parties mutually agree otherwise. Notwithstanding the rules of the arbitral body, the Parties hereto agree (a) that any arbitration shall be presided over by a single arbitrator, who shall have been admitted to the practice of law, and be in good standing or on retirement status in any of the fifty United States or the District of Columbia and have experience in hotel franchise matters, (b) that the arbitrator shall base his decision on the facts as presented into evidence, and (c) that the arbitrator shall prepare a written memorandum of decision setting forth the findings of fact and conclusions of law. The arbitrator shall be selected by the Parties. If they cannot agree on such selection within a thirty (30) day period, they shall ask the American Arbitration Association to appoint an arbitrator. The decision of the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction. Any claim for relief made pursuant to this Agreement shall be made within one (1) year from the date upon which the claim arose. All costs of the arbitration shall be borne by the Party determined to be the losing Party by the arbitrator. For purposes of determining the prevailing and losing Party, the arbitrator may consider offers of settlement by either Party, or both of them. The Circuit Court of Montgomery County, Maryland shall have exclusive jurisdiction to enforce this arbitration provision, for injunctive relief in and of arbitration and for enforcement of any arbitration award.

8.   Modification
     ------------

     8.1 This Agreement may only be amended, modified or supplemented in a written agreement signed by both Parties.

9.   Waiver
     ------

     9.1 No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision hereof, except by written instrument of the Party charged with such waiver or estoppel.

10.  Governing Law
     -------------

     10.1 This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflict of laws.

11.  Headings
     --------

     11.1 The headings of the sections of this Agreement are for convenience only and shall not affect the construction of this Agreement.

12.  Notices
     -------

     12.1 All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

          To Realco:

          Sunburst Hospitality Corporation
          10770 Columbia Pike
          Silver Spring, Maryland  20901
          Attention:  General Counsel

          To Franchising:

          Choice Hotels International, Inc.
          10750 Columbia Pike
          Silver Spring, Maryland  20901
          Attention:  General Counsel

13.  Assignment
     ----------

     13.1 Neither Party shall sell, assign, pledge or otherwise transfer its interest in this Agreement or any part thereof without the prior written consent of the other Party, except to an entity succeeding to substantially all of the business and operations of such Party. The transferring Party shall remain liable for liabilities and obligations existing at the time of such transfer. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties' respective successors and permitted assigns.

14.  Counterparts
     ------------

     14.1 This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

15.  No Joint Venture or Agency
     --------------------------

     15.1 This Agreement is not intended to create a joint venture, partnership or any other similar arrangement between the Parties, and neither Party shall be authorized to act as an agent of the other Party, except as expressly provided herein. Notwithstanding the foregoing, each Party shall be free to designate the other as its agent for appropriate purposes.

16.  Severability
     ------------

     16.1 If any provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each provision shall be valid and enforceable to the fullest extent permitted by law.

17.  Entire Agreement
     ----------------

     17.1 This Agreement contains the entire Agreement between the Parties hereto with respect to the subject matter hereof. There are no representations, inducements, promises, arrangements, agreements or undertakings, oral or written, between the Parties other than those set forth herein respecting the
matters addressed  in this Agreement.   In entering this Agreement, each of the
Parties agrees that it did not rely on any promises, representations or agreements not expressly contained herein. The Parties hereto acknowledge and agree that this Agreement supersedes and replaces the Amended Strategic Alliance Agreement in its entirety; provided, however, that the provisions of Section 3.1
                           --------  -------
of the First Omnibus Agreement and Section 3.1 of the Second Omnibus Agreement shall not be affected hereby.

18.  Consent to Jurisdiction
     -----------------------

     18.1 Subject to Section 7.1 hereof, the parties irrevocably submit to the exclusive jurisdiction of (a) the Courts of the State of Maryland in Montgomery County, and (b) the United States District Court for the State of Maryland for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party hereby irrevocably designates, appoints and empowers Corporation Services Company, 1013 Centre Road, Wilmington, DE 19805 as its true and lawful agent and attorney-in-fact in its name, place, and stead to receive on its behalf service of process in any action, suit, or proceeding with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

          IN WITNESS THEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                         CHOICE HOTELS INTERNATIONAL, INC.

                         By:
                            ------------------------------------
                            Name:
                            Title:

                         SUNBURST HOSPITALITY CORPORATION

                         By:
                            ------------------------------------
                            Name:
                            Title:

                                  APPENDIX I

          Prop. #         Location                 Opening Date
1         850             Plano, TX                  10/21/96
2         854             Warwick, RI                 9/17/97
3         857             Blue Ash, OH               11/24/97
4         856             Louisville, KY              1/19/98
5         861             Indianapolis, IN            1/19/98
6         860             Greenville, SC              1/23/98
7         853             Kansas City, MO             1/30/98
8         855             Brentwood, TN               3/19/98
9         859             Lake Mary, FL               3/25/98
10        851             Denver Tech, CO             4/20/98
11        858             Jacksonville, FL            5/25/98
12        863             Pittsburgh, PA              7/27/98
13        862             Fishkill, NY                 8/5/98
14        852             Miami Springs, FL          12/28/98
15        864             Tempe, AZ                   2/22/99
16        867             Peabody, MA                 4/26/99
17        865             Annapolis, MD               6/24/99
18        869             North Charleston, SC         9/3/99
19        870             Malvern, PA                 10/7/99
20        868             Raleigh, NC                10/22/99
21        874             Secaucus, NJ                 3/3/00

                                  APPENDIX II
                                  -----------

                       HOTELS PERMITTED TO BE RE-FLAGGED
                                  (LIMIT TWO)

Blue Ash, Ohio

Louisville, Kentucky

Indianapolis, Indiana

Kansas City, Missouri

Jacksonville, Florida

North Charleston, South Carolina

Raleigh, North Carolina

Lake Mary, Florida

Denver Tech, Colorado

                                                                       EXHIBIT B
                                                                       ---------

       AMENDED AND RESTATED OMNIBUS AMENDMENT TO FRANCHISING AGREEMENTS
       ----------------------------------------------------------------

          This Amended and Restated Omnibus Amendment to Franchising Agreements between Choice Hotels International, Inc. ("Choice" or, as sometimes used herein, "Franchising") and Sunburst Hospitality Corporation ("Sunburst" or, as sometimes used herein, "Realco") (this "Agreement") is made this 20th day of September, 2000 by and between Choice and Sunburst (the "Parties").

          WHEREAS, through the date hereof, Choice and Sunburst have entered into the hotel or lodging property franchise agreements listed on Schedule A
                                                                  ----------
attached hereto (each, an "Existing Franchise Agreement" and together the "Existing Franchise Agreements");

          WHEREAS, Choice and Sunburst have amended the Existing Franchise Agreements pursuant to amendments added to that certain Strategic Alliance Agreement dated October 15, 1997 between the Parties (the "Strategic Alliance Agreement") pursuant to certain provisions of that certain Omnibus Amendment Agreement between the Parties dated as of December 28, 1998 (the "First Omnibus Amendment Agreement") and amendments added to the Strategic Alliance Agreement and to the Existing Franchise Agreements in each case pursuant to that certain Second Omnibus Amendment Agreement between the Parties dated February 28, 2000 (the "Second Omnibus Amendment Agreement");

          WHEREAS, pursuant to that certain Heads of Agreement dated as of
[           ] 2000, Sunburst shall substantially contemporaneously with the execution of this Agreement on the date hereof, subject to the satisfaction of certain conditions contained in the Heads of Agreement, issue to Choice a Senior Subordinated Note due 2007, in the principal amount at maturity of $70,831,000 and with an accreted value on such date of $60,000,000; and

          WHEREAS, Choice and Sunburst desire to restate the amendments to the Existing Franchising Agreements previously contained in the Strategic Alliance Agreement (pursuant to the First Omnibus Amendment Agreement and the Second Omnibus Amendment Agreement) to further amend the Existing Franchise Agreements;

          NOW, THEREFORE, Choice and Sunburst agree as follows:

     1.  Definitions.
         -----------

     1.1 Any capitalized term used within this Agreement and not defined within this Agreement will have the meaning ascribed to such term in the Strategic Alliance Agreement.

     2.  Liquidated Damages Provision and Other Amendments.
         -------------------------------------------------

     2.1  Liquidated Damages Provision.
          ----------------------------

          (a) Any and all franchising agreements entered into prior to, on or after December 28, 1998, by and between Franchising and Realco (or any of their respective predecessors or affiliates), except any franchising agreements related to (i) Mainstay Suites and Sleep Inns or (ii) any other hotels owned by Realco that carried a Franchising brand which is not sold by Realco within three years from the date such hotel was reflagged with a different non-Franchising brand (the "Reflagged Hotels"), are hereby amended such that any references to liquidated damages are deleted and Franchising agrees that it waives any claim it may have against Realco for lost future profits arising from such franchising agreements.

          (b) Provided that Realco is not in default under the $115,000,000 Subordinated Note dated October 15, 1997 (or any replacement or restructuring of such Note) and provided, further, that, at the time of any such default, Choice remains the holder of such Note, Section 10.d.2 of the respective franchising agreements entered into prior to, on or after December 28, 1998 by and between Franchising and Realco related to MainStay Suite Hotels and Sleep Inns or any Reflagged Hotel is hereby amended by include the following:

                    "Any liquidated damages to be paid pursuant to this section will not exceed a maximum of $100,000."

          (c) Notwithstanding the terms of any and all franchising agreements entered into prior to, on or after December 28, 1998 by and between Franchising and Realco (or any of their respective predecessors or affiliates) related to the twenty-one MainStay Suite Hotels subject to the MainStay Quota, Realco agrees that it shall not reflag any such MainStay Suite Hotel, through a sale or otherwise, or seek termination of any such franchising agreement or fail to enter into a franchising agreement for any such hotels or allow any other brand to be flagged to any such hotel prior to October 15, 2003; provided, however,
                                                           --------  -------
Realco may prior to October 15, 2003: (i) reflag, or permit the reflagging of, up to two of the properties so identified on Appendix I attached hereto; and
                                             ----------
(ii) sell, transfer or convey any such MainStay Suites hotel if such property is relicensed by the new owner or transferee as a MainStay Suites under market terms acceptable to Franchising. Upon an event specified in clause (i) or (ii) of the preceding sentence, Franchising shall terminate the respective franchise agreements and waive any claim for damages against Realco caused by such reflagging, sale, transfer or termination including the obligation to pay liquidated damages. After October 15, 2003, Realco may reflag, or permit the reflagging of, any MainStay Suite Hotels and terminate any such franchising agreement and Franchising shall waive any claim against Realco for damages caused by such reflagging or termination, including liquidated damages, if (x) Realco gives thirty days prior written notice to Franchising and (y) Realco pays Franchising $100,000 as a termination fee for each MainStay Suites Hotel, other than the two properties referred to in clause (i) above, that is to be reflagged or for which the franchising agreement is to be terminated. Franchising and Realco agree that irreparable damage would occur in the event any of the provisions of this Section 2.1(c) were not performed in accordance with the terms hereof and that Franchising's remedy at law for any breach of Realco's obligations hereunder would be inadequate. Realco agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision hereof without the necessity of proof of actual damage.

          (d) Franchising and Realco acknowledge that the reference in Sections 2.1(a) and (b) above to the liquidated damages provision applicable to Sleep Inn franchise agreements is intended as a termination fee such that Realco has the right at any time to terminate any such Sleep Inn franchise agreements upon payment to Franchising of $100,000 per agreement and Franchising shall waive any claim against Realco for damages caused by such termination, including liquidated damages.

          (e) Franchising and Realco acknowledge that pursuant to Sections 2.1(a) and (b) above, if Realco reflags a hotel or lodging property that is neither a Sleep Inn nor MainStay Suite Hotel and that hotel or lodging property is not sold by Realco within three years from the date it was flagged with a non-Franchising brand, then on such third anniversary Realco shall pay Franchising $100,000 in liquidated damages for each such reflagged hotel or lodging property and Franchising shall waive any claim against Realco for damages caused by such reflagging, including liquidated damages.

          2.2  Other Amendments to Franchising Agreements.  Notwithstanding any
               ------------------------------------------
other terms in any franchising agreements entered into prior to, on or after December 28, 1998, by and between Franchising and Realco (or any of their respective predecessors or affiliates), the following terms shall apply from and after such date to the relevant franchising agreements:

          (a) Realco shall pay to Franchising in cash an application fee of $20,000 upon execution of a franchise agreement from and after December 28, 1998.

          (b) No royalty, marketing or reservation fees shall be payable for a period of two years with respect to the first ten such agreements entered into by Realco after December 28, 1998 and at the end of such period, the initial fee schedule will commence; and such ten agreements shall contain a provision permitting termination by either party only on the tenth or fifteenth anniversary of the date of the contract.

          (c) Franchising agrees that if Realco sells any property that is the subject of an existing franchising agreement, (i) if that property is not past due on any fees or failing a quality assurance review then Franchising will enter into a new franchise agreement on customary market terms with the buyer (without addendum or property improvement plan) and (ii) if that property is not past due on any fees but is failing a quality assurance review, Franchising will enter into a franchising agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

     3.  Franchise Fee Credits.  Section 4 of each Existing Franchising
         ---------------------
Agreement listed on Appendix II attached hereto [MainStay Suites] is amended
                    -----------
effective as of the date later to occur of (a) its effective date and (b) February 29, 2000, to add new subsections as follows:

          (h) As of February 29, 2000, Franchising shall establish an account to serve as a mechanism for administering the Shortfall Balance, as defined in and pursuant to this Section 4. The initial amount credited to the Shortfall Balance on February 29, 2000, shall be $2,142,887 (the "Shortfall Amount"), which represents the amount by which an agreed upon target Cumulative EBITDA for the MainStay Suites hotels subject to the MainStay Quota (excluding the Put Call Properties) for the period from October 1, 1996 through December 31, 1999 exceeds the actual Cumulative EBITDA for such period.

          (i) For each year beginning January 1, 2001 until the Shortfall Freeze Date (as defined below), the Shortfall Balance shall be adjusted (an "Adjustment") by 50% of the amount, if any, by which the Target Cumulative EBITDA (as set forth on Appendix III attached to the Amended and Restated
                             ------------
     Omnibus Amendment to Franchising Agreements dated [        ], 2000) for the
     preceding year exceeds the actual Cumulative EBITDA for the MainStay Suites Hotels subject to the MainStay Quota (exclusive of the Put Call Properties) for such year as finally determined pursuant to clause (j) below. Each year, on or prior to February 15 of such year, Realco shall determine the actual Cumulative EBITDA for the preceding year in a manner consistent with the calculation of the Target Cumulative EBITDA and whether an Adjustment is warranted and shall deliver written notice thereof to Franchising together with the monthly operating statements for each applicable hotel. From and after the earlier of October 15, 2003 and the first year in which no Adjustment is required pursuant to this clause (i) (the "Shortfall Freeze Date"), no further Adjustments shall be determined pursuant to this paragraph and the Shortfall Balance shall thereafter be zero.

          (j) The Shortfall Balance, if any, shall be applied by Realco as a credit against royalty, reservation and marketing fees ("Fees") payable to Franchising as follows:

                (1) First, to Fees payable pursuant to the franchise agreements related to the MainStay Suites Hotels subject to the MainStay Quota for each month prior to the tenth anniversary of the date of each such franchise agreement. The Fee credit shall be applied no later than the fifteenth day of each month against Fees payable as of the last day of the preceding month; and

                (2) Second, to Fees payable pursuant to franchise agreements for MainStay Suite Hotels other than those referred to in (i)(1) above or for any brand developed by Franchising after the date hereof. The Fee credit shall be applied no later than the fifteenth day of each month against Fees payable as of the last day of the preceding month.

     Prior to the Shortfall Freeze Date, any remainder of the Shortfall Balance shall carry forward until used. From and after the Shortfall Freeze Date, the Shortfall Balance shall be zero.

          (k) Franchising or its representatives shall have the right to review and audit the books and records of Realco for the purposes of determining the Shortfall Amount and the Fees payable in any particular month. If Franchising agrees with the Shortfall Amount determined by Realco, then that amount shall be deemed finally determined. In the event Franchising disagrees with the Shortfall Amount or the Fees payable as determined by Realco, then Franchising shall so notify Realco in writing within 10 days of receipt of notice from Realco of the Shortfall Amount. If Franchising and Realco are unable to agree in good faith by the tenth day of any month, then Franchising shall, within 10 days from its delivery of the notice to Realco, retain a firm of independent accountants to determine the Shortfall Amount and/or the Fees payable. The accountant shall deliver its determination no later than the last day of such month. The cost of such accountants shall be borne by Franchising unless the accountant's determination of the Shortfall Amount and/or Fees payable deviates by 5% or more from the amount determined by Realco, in which case Realco shall bear the cost. If Franchising and Realco agree with the accountants determination of the Shortfall Amount and/or the Fees payable, then that amount shall be deemed finally determined. If Franchising or Realco disagree with the accountants determination, then the parties shall settle the disagreement and the Shortfall Amount and/or the Fees payable shall be finally determined in accordance with the dispute resolution mechanism set forth in the Strategic Alliance Agreement, as amended. Realco agrees that it shall cooperate with Franchising and the accountant and provide them reasonable access to its books records and employees in connection with their review of the Shortfall Amount and/or the Fees payable.

     4.  Elimination of Right to First Refusal.  Notwithstanding anything
         -------------------------------------
contained in any Existing Franchising Agreement entered into by and between Choice and Sunburst (or any of their respective predecessors or affiliates), the provision regarding the right of first refusal contained in Section ____ of each such Existing Franchising Agreement is deleted in its entirety effective the date later to occur of (a) its effective date and (b) February 29, 2000.

     5.  New Franchising Agreements.  If at any time after the date hereof,
         --------------------------
Sunburst or any of its affiliates enter into a new franchising agreement with Choice or any of its affiliates with respect to any of its hotel or lodging properties, including, without limitation, as a result of reflagging, the parties shall enter in a franchise agreement substantially in the form of Appendix IV attached hereto with respect to such property, providing for payment
-----------
of fees as set forth in Schedule 1 thereto.

     6.  Dispute and MainStay Brand Issues Resolution.
         --------------------------------------------

     6.1  Arbitration.  Notwithstanding anything contained in this Agreement to
          -----------
the contrary, any claim arising out of or related to this Agreement or any franchise agreement between the Parties or their affiliates which has not been resolved by mutual agreement of the Parties after a written notice of the claim by the complaining Party to the other Party and a forty-five (45) day negotiation period in which the Parties try to resolve the claim, shall be finally settled by arbitration. Such arbitration shall be conducted in Bethesda, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, as modified or supplemented herein, or as the Parties mutually agree otherwise. Notwithstanding the rules of the arbitral body, the Parties hereto agree (a) that any arbitration shall be presided over by a single arbitrator, who shall have been admitted to the practice of law, and be in good standing or on retirement status in any of the fifty United States or the District of Columbia and have experience in hotel franchise matters, (b) that the arbitrator shall base his decision on the facts as presented into evidence, and (c) that the arbitrator shall prepare a written memorandum of decision setting forth the findings of fact and conclusions of law. The arbitrator shall be selected by the Parties. If they cannot agree on such selection within a thirty (30) day period, they shall ask the American Arbitration Association to appoint an arbitrator. The decision of the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction. Any claim for relief made pursuant to this Agreement shall be made within one (1) year from the date upon which the claim arose. All costs of the arbitration shall be borne by the Party determined to be the losing Party by the arbitrator. For purposes of determining the prevailing and losing Party, the arbitrator may consider offers of settlement by either Party, or both of them. The Circuit Court of Montgomery County, Maryland shall have exclusive jurisdiction to enforce this arbitration provision, for injunctive relief in and of arbitration and for enforcement of any arbitration award.

     7.  Miscellaneous Provisions.
         ------------------------

     7.1  Agreements Remain in Effect.  Any franchising agreement entered into
          ---------------------------
by and between Choice and Sunburst referred to in this Agreement shall remain fully effective and is changed only as specifically provided herein and shall bind the Parties to each in all respects as originally contemplated.

     7.2  Conflicts.  In the event of a conflict between the terms of this
          ---------
Agreement and any franchising agreements entered into by and between Choice and Sunburst referred to in this Agreement, the terms and provisions of this Agreement shall control.

     7.3  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which taken together shall constitute one instrument.

     7.4  Board Approval.  This Agreement has been approved by the Board of
          --------------
Directors of both Choice and Sunburst.

          IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties hereto have executed this Agreement as of the day and year first written above.

                         CHOICE HOTELS INTERNATIONAL, INC.


                         By:
                            -----------------------------------
                            Name:
                            Title:

                         SUNBURST HOSPITALITY CORPORATION


                         By:
                            -----------------------------------
                            Name:
                            Title:

                                                                      Schedule A
                                                                      ----------

------------------------------------------------------------------------------------------
Clarion Hotel                                                 Clarion Hotel
3101 Airport Blvd.                                            612 Cathedral Street
Mobile, AL  36606                                             Baltimore, MD  21201
334/476-6400                                                  410/727-7101
------------------------------------------------------------------------------------------
MainStay Suites                   Clarion Inn                 Comfort Inn N.W.
2165 W. 15th Street               5301 N.W. 36th              10 Wooded Way
Tempe, AZ  85281                  Miami Springs, FL  33166    Pikesville, MD  21208
602/557-8880                      305/871-1000                410/484-7700
------------------------------------------------------------------------------------------
Clarion on the Lake               Comfort Inn & Suites        Quality Suites Shady Grove
4813 Central Avenue               5301 N.W. 36th              3 Research Court
(SR 7 So.)                        Miami Springs, FL  33166    Rockville, MD  20850
Hot Springs, AR  71902            305/871-6000                301/840-0200
501/525-1391
------------------------------------------------------------------------------------------
Quality Hotel - Maingate          Sleep Inn Miami Airport     Sleep Inn
616 Convention Way                105 Fairway Drive           2 Research Court
Anaheim, CA  92802                Miami Springs, FL  33166    Rockville, MD  20850
714/750-3131                      305/871-7553                301/948-8000
------------------------------------------------------------------------------------------
Quality Hotel Airport             MainStay Suites             Comfort Inn
5249 W. Century Blvd.             101 Fairway Drive           90 Main Mall Road
Los Angeles, CA  90045            Miami Springs, FL  33166    Portland, ME  04106
310/645-2200                      305/870-0448                207/775-0409
------------------------------------------------------------------------------------------
Comfort Inn by the Bay            Comfort Inn                 Quality Inn
2775 Van Ness Avenue              830 Lee Road                40455 Ann Arbor Road
San Francisco, CA  94109          Orlando, FL  32810          Plymouth, MI  48170
415/928-5000                      407/629-4000                313/455-8100
------------------------------------------------------------------------------------------
Sleep-Denver Int'l Airport        Comfort Inn                 MainStay Suites
15900 E. 40th Ave./Gateway Pk     1901 Palm Beach Lake Blvd.  9701 North Shannon Drive
Aurora, CO  80011                 West Palm Beach, FL  33409  Kansas City, MO  64153
303/373-1616                      561/689-6100                816/891-0111
------------------------------------------------------------------------------------------
MainStay Suites                   Quality Inn & Suites        Sleep Inn
9253 E. Costill Avenue            9090 Wesleyan Road          7611 NW 97th Terrace
Greenwood Village, CO  80112      Indianapolis, IN  46268     Kansas City, MO  64153
303/858-1669                      317/875-7676                816/891-0111
------------------------------------------------------------------------------------------
Sleep - Denver Tech               MainStay Suites             Clarion Hotel
9257 E. Costilla Avenue           8520 Northwest Blvd.        3333 South Glenstone Ave.
Greenwood Village, CO  80112      Indianapolis, IN  46278     Springfield, MO  65804
303/662-9950                      317/334-7829                417/883-6550
------------------------------------------------------------------------------------------
Quality Suites                                                Comfort Inn Westport
1050 E. Newport Center Dr.                                    12031 Lackland Road
Deerfield Beach, FL  33442                                    St. Louis, MO  63146
954/570-8888                                                  314/878-1400
------------------------------------------------------------------------------------------
Comfort Suites                    MainStay Suites             Comfort Inn
1040 E. Newport Center Dr.        1650 Alliant Drive          5822 Westpark Drive
Deerfield Beach, FL  33442        Louisville, KY  40299       Charlotte, NC  28217
954/570-8887                      502/495-0944                704/525-2626
------------------------------------------------------------------------------------------
Comfort Inn Deerfield Beach East  Comfort Inn University      Clarion Hotel
50 S.E. 20th Avenue               2445 S. Acadian             321 West Woodlawn Road
Deerfield Beach, FL  33441        Baton Rouge, LA  70808      Charlotte, NC  28217
954/428-0650                      225/927-5790                704-523-1400
------------------------------------------------------------------------------------------
                                  Sleep Inn                   Sleep Inn
                                  10322 Plaza Americana Dr.   8325 North Tryon Street
                                  Baton Rouge, LA  70816      Charlotte, NC  28262
                                  225/926-8488                704/549-4544
------------------------------------------------------------------------------------------
MainStay Suites                   Comfort Inn
4693 Salisbury Road               50 Dayton Street
Jacksonville, FL  32256           Danvers, MA  01923
904/296-0661                      508/777-1700
------------------------------------------------------------------------------------------
Quality Inn Southpoint            Comfort Suites
4660 Salisbury Road               106 Bank Road
Jacksonville, FL  32256           Haverhill, MA  01832
904/281-0900                      508/374-7755
------------------------------------------------------------------------------------------
MainStay Suites                   MainStay Suites             MainStay Suites
1040 Greenwood Blvd.              200 Jubilee Drive           2601 Appliance Court
Lake Mary, FL  32746              Peabody, MA  01960          Raleigh, NC  27604
407/829-2332                      978/531-6632                919/807-9970
------------------------------------------------------------------------------------------
Comfort Inn                       MainStay Suites             Quality Suites
6261 Collins Avenue               120 Admiral Cochrane Drive  4400 Capital Blvd.
Miami Beach, FL  33140            Annapolis, MD  21401        Raleigh, NC  27604
305/868-1200                      410/571-6600                919/876-2211
-------------------------------------------------------------------------------------------

Sleep Inn
2617 Appliance Court
Raleigh, NC  27604
919/755-6005
---------------------------------------------------
Comfort Inn                 Sleep Inn
2300 Yale Blvd. SE          750 Six Flags Drive
Albuquerque, NM  87106      Arlington, TX 76011
505/243-2244                817/649-1010
----------------------------------------------------
Comfort Inn                 Sleep Inn
8315 4th Avenue             15675 JFK Blvd.
Brooklyn, NY  11209         Houston, TX  77032
718/238-3737                281/442-7770
----------------------------------------------------
MainStay Suites             MainStay Suites
25 Merritt Blvd.            4709 West Plano Pkwy.
Fishkill, NY  12524         Plano, TX  75093
914/897-2800                972/596-9966
----------------------------------------------------
MainStay Suites             Sleep Inn
4630 Creek Road             4801 W. Plano Pkwy.
Blue Ash, OH  45242         Plano, TX  75093
513/985-9992                972/867-1111
---------------------------------------------------
Comfort Inn                 Clarion Hotel
5345 Broadmoor NW           1981 N. Central Expwy.
Canton, OH  44709           Richardson, TX 75080
330/492-1331                972/644-4000
---------------------------------------------------
Comfort Inn                 Sleep Inn
17550 Rosbough Drive        1990 I-35N Frontage Rd.
Middleburg Hts, OH  44130   Round Rock, TX 78681
216/234-3131                512/310-1111
---------------------------------------------------
Clarion Hotel               Sleep Inn
7007 N. High Street         8318 IH 10 W.
Worthington, OH  43085      San Antonio, TX  78230
614/436-0700                210/344-5400
---------------------------------------------------
Comfort Inn                 Quality Inn Midvalley
1200 Mae Street             4465 S. Century Drive
Hummelstown, PA  17036      Salt Lake, UT  84123
717/566-2050                801/268-2533
---------------------------------------------------
MainStay Suites             Quality Hotel
8 East Swedesford Road      1200 N. Courthouse Road
Malvern, PA  19355          Arlington, VA  22201
610/695-9200                703/524-4000
---------------------------------------------------
                            Quality Inn & Suites
                            1809 West Mercury Blvd.
                            Hampton, VA  23666
                            757/838-5011
---------------------------------------------------
MainStay Suites             Quality Inn
268 Metro Center Blvd.      8008 West Broad Street
Warwick, RI  02886          Richmond, VA 23294
401/732-6667                804/346-0000
---------------------------------------------------
                            Clarion Hotel
                            2727 Ferndale Drive, NW
                            Roanoke, VA  24017
                            540/362-4500
---------------------------------------------------
MainStay Suites             Comfort Inn Tysons
5045 N. Arco Lane           1587 Springhill Road
N. Charleston, SC  29418    Vienna, VA  22182
843/770-3440                703/448-8020
---------------------------------------------------
                            Clarion Hotel
                            4453 Bonney Road
                            Virginia Beach, VA  23462
                            757/473-1700
---------------------------------------------------
Comfort Inn
2 Tangelwood Drive
Hilton Head, SC  29928
803/842-6662
---------------------------------------------------
MainStay Suites
One Plaza Drive
Secaucus, New Jersey 07094
201/553-9700
---------------------------------------------------

                                   APPENDIX I
                                   ----------

                       HOTELS PERMITTED TO BE RE-FLAGGED
                                  (LIMIT TWO)

Blue Ash, Ohio

Louisville, Kentucky

Indianapolis, Indiana

Kansas City, Missouri

Jacksonville, Florida

North Charleston, South Carolina

Raleigh, North Carolina

Lake Mary, Florida

Denver Tech, Colorado

                                  APPENDIX II
                                  -----------

       Prop. #       Location                   Opening Date
       -------       -------------------        -------------
1      850           Plano, TX                  10/21/96
2      854           Warwick, RI                9/17/97
3      857           Blue Ash, OH               11/24/97
4      856           Louisville, KY             1/19/98
5      861           Indianapolis, IN           1/19/98
6      860           Greenville, SC             1/23/98
7      853           Kansas City, MO            1/30/98
8      855           Brentwood, TN              3/19/98
9      859           Lake Mary, FL              3/25/98
10     851           Denver Tech, CO            4/20/98
11     858           Jacksonville, FL           5/25/98
12     863           Pittsburgh, PA             7/27/98
13     862           Fishkill, NY               8/5/98
14     852           Miami Springs, FL          12/28/98
15     864           Tempe, AZ                  2/22/99
16     867           Peabody, MA                4/26/99
17     865           Annapolis, MD              6/24/99
18     869           North Charleston, SC       9/3/99
19     870           Malvern, PA                10/7/99
20     868           Raleigh, NC                10/22/99
21     874           Secaucus, NJ               3/3/00

                                                                       EXHIBIT C
                                                                       ---------


                      [Description of Documents to come]